H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the J.P. Morgan Large - Cap Dynamic Blend ℠ 5 Index (the “Index”). The Index attempts to provide a dynamic rules - based allocation to the excess return performance of the J.P. Morgan U.S. Low Volatility Index (Total Return) and one of the following: (1) the J.P. Morgan Core Bond Index and (2) the Invesco DB US Dollar Index Bullish Fund, less a daily Index ad jus tment of 0.85% per annum. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: J.P. Morgan Tactical Blend Index Index Ticker: JPUSTACB Pricing Date: August 28, 2023 Observation Date: August 28, 2025 Maturity Date: September 3, 2025 Participation Rate: At least 280.00%* Payment at Maturity: At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero. The Additional Amount payable at maturity per $1,000 principal amount note will equal: $1,000 î Index Return î Participation Rate, provided that the Additional Amount will not be less than zero. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48133YVB7 Preliminary Pricing http://sp.jpmorgan.com/document/cusip/48133YVB7/doctype/Product_Termsheet/document.pdf Supplement: Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. *The actual Participation Rate will be provided in the pricing supplement and will not be less than 280.00% **Reflects Participation Rate equal to the minimum Participation Rate set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown ab ove would likely be lower. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value Index Return Total Return on the Notes 165.00 65.00% 182.00% 150.00 50.00% 140.00% 140.00 40.00% 112.00% 130.00 30.00% 84.00% 120.00 20.00% 56.00% 110.00 10.00% 28.00% 105.00 5.00% 14.00% 101.00 1.00% 2.80% 100.00 0.00% 0.00% 95.00 - 5.00% 0.00% 90.00 - 10.00% 0.00% 80.00 - 20.00% 0.00% 60.00 - 40.00% 0.00% 40.00 - 60.00% 0.00% 20.00 - 80.00% 0.00% 0.00 - 100.00% 0.00% 2yr J.P. Morgan Tactical Blend Index Notes North America Structured Investments Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 3 - I dated April 13, 2023 and the underlying supplement no. 19 - I dated April 13, 2023 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated August 1, 2023 Rule 424(b)(3) $500 $700 $900 $1,100 $1,300 $1,500 $1,700 $1,900 $2,100 $2,300 $2,500 -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% Index Performance Note Performance Payment at Maturity Index Return

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • Our affiliate, JPMS , is the Index Sponsor and the Index Calculation Agent of the Index, the Equity Constituent and the Bond Constituent and may adjust the Index or such constituent in a way that affects its level. • The level of the Index reflects a deduction of 0.85% per annum that accrues daily. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The notes do not pay interest • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Portfolio Constituents • The Index may not approximate the target volatility of 5.0% • The Index may be significantly uninvested • A significant portion of the Index’s exposure may be allocated to the selected Defensive Constituent • The Index may be more heavily influenced by the performance of the equity constituent than the performance of the selected Defensive Constituent in general over time • Correlation of performances between the portfolio constituents may reduce the performance of the Index • Changes in the values of the Portfolio Constituents may offset each other or become correlated in decline • If the value of a Portfolio Constituent changes, the level of the Index may not change in the same manner • The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest • The Index has a very limited operating history and may perform in unanticipated ways • The investment strategy used to construct the index involves rebalancing from time to time • There are risks associated with the momentum investment strategy underlying the rebalancing methodology of the Index • The Portfolio Constituents will likely be unequally weighted in the Index • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 2yr J.P. Morgan Tactical Blend Index Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Terms used in this terms su ppl ement, but not defined herein, will have the meanings ascribed to them in the accompanying underlying supplement.